Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-90426 and 333-130880 on Form S-3 and Registration Statement Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378,
333-107081 and 333-134130 on Form S-8 of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 123(R) and Financial Accounting Standards Board Interpretation No. 48) and the effectiveness of Pinnacle Entertainment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

February 29, 2008